Exhibit 99.1

Longview Fibre Company
Value-Added Products • Sustainable Forestry

November 8, 2006

Major Markets Circuit

Dateline:	Longview, Washington

Contact:	R. H. Wollenberg
President and Chief Executive Officer
Phone: (360) 425-1550

LONGVIEW FIBRE THIRD QUARTER NET SALES INCREASE 10 PERCENT;

CASH PROVIDED BY OPERATIONS IMPROVES 26 PERCENT

LONGVIEW, Wash., November 8, 2006 – Longview Fibre Company (NYSE:LFB) today announced financial results for its third quarter ended September 30, 2006.

Consolidated net sales for the third quarter of 2006 increased 9.7 percent to $245.6 million, compared with net sales of $223.8 million in the third quarter of 2005 and nearly equal to net sales of $246.5 million in the second quarter of 2006. Each of the company’s three operating segments contributed to the year-over-year revenue growth.

Net income for the third quarter of 2006 totaled $21.4 million, or $0.33 per share, compared with net income of $1.6 million, or $0.02 per share in the third quarter of 2005 and $5.5 million, or $0.08 per share in the second quarter of 2006. Cash provided by operations totaled $25.1 million in the third quarter of 2006, an increase of 26.1 percent, compared with $19.9 million in the third quarter of 2005. Cash used for investing in the third quarter totaled $12.1 million, including $10.5 million used to acquire timber and timberlands.

Third quarter 2006 operating profit of $4.6 million included a non-cash impairment charge of $10.8 million taken to reflect the net realizable value of the company’s lone sawmill operation. Third quarter operating profit excluding the effect of the impairment charge was $15.4 million, up 32.8 percent on improved manufacturing performance compared with operating profit of $11.6 million in last year’s third quarter and down 44.6 percent sequentially due to lower timber results.

During the third quarter of 2006, the company completed its conversion to a real estate investment trust (REIT), effective January 1, 2006 and, as a result, recorded a benefit for income taxes totaling $25.9 million. This includes a one-time reduction of net deferred tax liabilities of approximately $8.0 million incurred prior to January 1, 2006, approximately $16.4 million of benefit on

CORPORATE OFFICES

300 Fibre Way • P.O. Box 639, Longview, WA 98632

Phone (360) 425-1550 • Fax (360) 575-5934 • www.longviewfibre.com

Longview Fibre Company Reports Third Quarter Results

REIT income for the nine months ended September 30, 2006 that will not be taxed, and other net differences. As a REIT, the company is generally not subject to corporate income taxes on income and gains from investments in real estate, including capital gains from the sale of standing timber, to the extent that it distributes such income and gains to its shareholders. The company expects to distribute to shareholders all of its 2006 income and gains from investments in real estate. As a taxable REIT subsidiary, Longview Fibre Paper and Packaging, Inc. will continue to be subject to corporate-level income tax on its earnings.

On August 7, 2006, the company distributed 14,673,663 shares of its common stock as part of a special cash-and-stock distribution to shareholders in conjunction with the company’s conversion to a REIT. Except as noted otherwise, all per share amounts referenced in this press release and the accompanying schedules have been restated to reflect retroactive effect of the special distribution of shares.

Richard H. Wollenberg, President, Chief Executive Officer and Chairman of the Board, said, “The special distribution and REIT conversion have clearly enhanced shareholder value and positioned the company to take advantage of our unique assets.”

Wollenberg continued, “Our third quarter results were highlighted by improved performance and cash generation in our manufacturing segments as operational improvements and favorable pricing momentum continued throughout the quarter. We took appropriate steps to mitigate the continued chip shortage and high chip prices in the Pacific Northwest, shifting production to higher margin products and reducing export pulp sales.”

“Our timber segment results, excluding impairment charges, were nearly equal to last year’s third quarter on comparable volume and have generated operating profit of $51.8 million through the first nine months of 2006. Log sales fell short of our expectations due to fire closures and a shortage of trucking capacity. In response to declining log prices, which began to occur in the third quarter, we are shifting our merchandising toward export markets, and shifting domestic sales to species with more favorable pricing.”

Wollenberg concluded, “The Board and management remain firmly committed to enhancing shareholder value. Our board continues to evaluate a full range of strategic options, while management drives the execution of our operating plan.”

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Longview Fibre Company Reports Third Quarter Results

Timber

Third quarter 2006 timber segment net sales totaled $43.4 million, slightly above the third quarter of 2005 but down 23.2 percent sequentially. Log sales volume of 63.4 million board feet was higher by 4.0 percent compared to the third quarter of 2005 but down 18.3 percent sequentially from the second quarter of 2006. Average log selling prices during the third quarter of 2006 were similar to the comparable year-ago period but down 6.4 percent sequentially. Third quarter log sales were impacted by fire closures, a shortage of trucking capacity and price declines in the domestic market. Third quarter logging costs increased 7.8 percent year-over-year and 11.5 percent sequentially, primarily due to logging tracts that required greater use of more expensive logging techniques. Timber segment operating profit was $6.2 million in the third quarter of 2006, including the non-cash $10.8 million impairment charge taken to reflect the net realizable value of the company’s lone sawmill. Excluding the impairment charge, timber segment operating profit was $17.0 million, down 4.5 percent compared with the third quarter of 2005 and down 39.5 percent sequentially from the second quarter of 2006.

Paper and Paperboard

Third quarter net sales of $73.5 million in the company’s paper and paperboard segment represented an 11.7 percent increase compared with net sales of $65.8 million in the third quarter of 2005 and a 2.7 percent sequential increase from the second quarter of 2006.

Paper sales increased 14.9 percent over last year’s third quarter and 10.7% sequentially, primarily driven by volume. The Longview mill operated at a utilization rate of 88 percent during the third quarter of 2006, compared to 91 percent in last year’s third quarter and 88 percent in the second quarter of 2006.

Paper and paperboard segment operating loss improved to near breakeven from a loss of $(0.6) million in last year’s third quarter as the 11.7 percent year-over-year net sales increase offset higher fiber and energy costs. Sequentially, paper and paperboard segment operating results were lower than the operating profit of $0.6 million achieved in the second quarter of 2006 as the 2.6 percent sequential net sales increase was more than offset by the sequential increase in fiber and energy costs.

Converted Products

Third quarter net sales of $128.7 million in the company’s converted products segment increased 8.7 percent sequentially and 11.3 percent compared with net sales of $115.6 million in the third quarter of 2005. Converted products segment operating loss improved to $(1.5) million from a loss of $(5.6) million in last year’s third quarter and increased from the second quarter’s $(0.9) million loss. Improved pricing drove the year-on-year result while increases in paperboard costs impacted the sequential comparison.

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Longview Fibre Company Reports Third Quarter Results

Selling, Administrative & General

Third quarter 2006 selling, administrative and general expenses totaled $23.6 million, or 9.6 percent of total net sales, compared with $24.5 million, or 10.9 percent of total net sales, in last year’s comparable period and $24.8 million, or 10.1 percent of net sales, in the second quarter of 2006.

Advisory fees related to the company’s exploration of strategic alternatives and expenses for the company’s REIT conversion totaled $1.3 million in the third quarter, compared to $0.4 million in last year’s comparable period and $0.2 million in the second quarter of 2006.

Capital Expenditures and Debt

Capital expenditures totaled $15.4 million during the third quarter of 2006, including timber and timberland purchases of $10.5 million, of which $8.4 million was for purchases of timberlands, compared with $8.3 million total capital expenditures for last year’s third quarter.

Borrowed debt of $518.2 million at September 30, 2006 was up $64.7 million from $453.5 million at June 30, 2006, reflecting additional borrowings to fund the $77.0 million cash portion of the special distribution to shareholders paid on August 7, 2006.

Board Decision to Pursue Strategic Alternatives

On July 19, the board of directors announced its decision to explore a range of strategic alternatives to further enhance shareholder value. These strategic alternatives may include, but are not limited to, continued execution of the company’s operating plan, a sale or merger of the company or other strategic transaction, and a sale of certain company assets. The company noted that there can be no assurance that the exploration of strategic alternatives will result in any agreements or transactions. The company does not intend to disclose developments with respect to the exploration of strategic alternatives unless and until the Board has made a final decision.

2006 Outlook

Updating its previously issued 2006 guidance, the company now expects consolidated cash provided by operations of $80 million to $90 million, including $25 million to $30 million of non-recurring costs associated with early debt retirement, advisory fees and REIT conversion expenses. The company expects to achieve log sales of 265 million to 270 million board feet in 2006. Capital expenditures are expected to total about $40 million, including $10 million to $15 million of timberland purchases.

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Longview Fibre Company Reports Third Quarter Results

Housing market driven demand from Pacific Northwest sawmills and log prices are expected to be modestly lower throughout the remainder of 2006. The company expects log sales of about 70 million board feet and HBU sales of about $4 million during the fourth quarter.

The company expects continued strong demand from a healthy U.S. economy and rationalized industry-wide supply to provide a favorable pricing environment for its linerboard and kraft paper. The company continues to emphasize sales of specialty kraft papers. This strategy is particularly important due to significantly higher fiber and energy costs.

The company expects the generally strong U.S. economy to generate continued strong demand for its converted products over the remainder of 2006. The company is exploring the potential divestiture of eight of its central and eastern region converting plants, proceeds from which would primarily be used to pay down debt.

Wollenberg concluded, “In addition to the tax and interest benefits that we are beginning to realize from the REIT conversion and debt refinancing, the company’s operating plan is expected to increase cash flow by accelerating our timber harvest, consistent with Sustainable Forestry Initiative (SFI) practices; monetizing our higher and better use (HBU) lands; and restructuring our manufacturing operations, including the closure of our sawmill and the potential divestiture of select converting plants.”

Investor Conference Call

The company will host a conference call Wednesday, November 8, 2006 at 5:00 p.m. EDT, available to interested parties by dialing 800-291-9234 from the U.S. and Canada, or 617-614-3923 from international locations, passcode 99102404. A telephone replay of the call will be available through midnight November 15 by dialing 888-286-8010 from the U.S. and Canada, or 617-801-6888 from international locations, passcode 21363404. This call is being webcast by CCBN and can be accessed at Longview Fibre’s Web site at www.longviewfibre.com. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents www.streetevents.com. A copy of this press release and supplemental financial information will be available at or prior to the conference call in the Investor Relations section of the company’s Web site, at www.longviewfibre.com.

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Longview Fibre Company Reports Third Quarter Results

About Longview Fibre Company

Longview Fibre Company is a diversified timberlands manager and a specialty paper and container manufacturer. Using sustainable forestry methods, the company manages approximately 589,000 acres of softwood timberlands predominantly located in western Washington and Oregon, primarily for the sale of logs to the U.S. and Japanese markets. Longview Fibre’s manufacturing facilities include one of the largest pulp-paper mills in North America at Longview, Washington and a network of 15 converting plants in 12 states. The company’s products include: logs; corrugated and solid-fiber containers; commodity and specialty Kraft paper; and paperboard. Longview Fibre press releases, SEC filings and Annual Reports are available at no charge through the company’s Web site at www.longviewfibre.com.

Forward-Looking Statements

Except for historical information, the statements made in this press release are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. The company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “believe,” “propose” or other similar words or expressions. The forward-looking statements in this press release include statements concerning the company’s distributions to shareholders, the company’s review of strategic alternatives and the realizable value of the company’s sawmill operation, favorable pricing momentum in the company’s manufacturing segments, and all statements under the caption “2006 Outlook.”. Forward-looking statements are based on the company’s estimates and projections on the date they are made, and are subject to a variety of risks and uncertainties. Actual events, circumstances or results could differ materially from those anticipated by the company or reflected in the forward-looking statements due to a variety of factors, including, but not limited to: actual log harvest levels; risks and costs associated with the restructuring of the company’s manufacturing operations, including the potential divestiture of its sawmill and select converting plants; risks and costs associated with the company’s review of strategic alternatives; the company’s ability to realize anticipated benefits from the sale of higher and better use lands; unanticipated changes in pricing and market conditions for its products, energy and certain raw materials, including changes in log, paper, paperboard and converted products pricing and demand; unexpected capital expenditures and the timing of completion and results of capital expenditure projects; changes in interest rates and new housing starts; For additional information about factors that could impact future results, see the risk factors in the company’s registration statement of Form S-3 filed with the SEC on June 27, 2006 and subsequent filings with the SEC.

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(Financial Tables Follow)

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Longview Fibre Company Reports Third Quarter Results

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
(thousands except per share)	2006	2005	2006	2005
NET SALES	$245,617	$223,794	$712,175	$680,169
Cost of products sold, including outward freight	205,269	187,304	589,198	556,466

GROSS PROFIT	40,348	36,490	122,977	123,703
Selling, administrative and general expenses	23,571	24,485	73,552	68,316
Loss on impairment of assets	10,834	—	10,834	—
Advisory fees and REIT-related expenses	1,349	440	12,675	1,036

OPERATING PROFIT	4,594	11,565	25,916	54,351
Interest income	306	58	756	179
Interest expense	(9,295)	(9,230)	(26,452)	(27,786)
Other income (expense)	(133)	243	(13,430)	756

INCOME (LOSS) BEFORE INCOME TAXES	(4,528)	2,636	(13,210)	27,500

PROVISION (BENEFIT) FOR INCOME TAXES	(25,907)	1,000	(29,071)	10,200

NET INCOME	$21,379	$1,636	$15,861	$17,300

Net income per share	$0.33	$0.02	$0.24	$0.26
Average shares outstanding	65,750	65,750	65,750	65,750

SEGMENT AND OTHER INFORMATION (Unaudited)

	Three Months Ended September 30			Nine Months Ended September 30
(thousands)	2006	2005	% CHANGE	2006	2005	% CHANGE
Net sales:
Timber	$43,421	$42,466	2.2	$141,779	$146,729	(3.4)
Paper and paperboard	73,462	65,761	11.7	211,703	198,972	6.4
Converted products	128,734	115,567	11.3	358,693	334,468	7.2

	$245,617	$223,794	9.7	$712,175	$680,169	4.7

Operating profit (loss):
Timber	$6,167	$17,743	(65.2)	$51,804	$68,298	(24.2)
Paper and paperboard	(56)	(602)	83.3	(8,826)	(2,801)	—
Converted products	(1,517)	(5,576)	73.2	(17,062)	(11,146)	(54.1)

	$4,594	$11,565	(60.3)	$25,916	$54,351	(52.3)

Sales:
Logs, thousands of board feet	63,375	60,964	4.0	196,811	211,669	(7.0)
Lumber, thousands of board feet	15,000	16,913	(11.3)	49,018	52,935	(7.4)
Paper, tons	91,957	81,005	13.5	258,980	240,161	7.8
Paperboard, tons	26,110	35,409	(26.3)	100,706	130,185	(22.6)
Converted products, tons	141,897	141,384	0.4	410,040	405,853	1.0
Logs, $/thousand board feet	$603	$599	0.7	$629	$600	4.8
Lumber, $/thousand board feet	348	353	(1.4)	367	372	(1.3)
Paper, $/ton FOB mill equivalent	612	610	0.3	604	590	2.4
Paperboard, $/ton FOB mill equivalent	428	332	28.9	389	341	14.1
Converted products, $/ton	907	817	11.0	875	824	6.2

Longview Fibre Company Reports Third Quarter Results

CONSOLIDATED BALANCE SHEETS (Unaudited)

(dollars in thousands except per share)	September 30 2006	December 31 2005
ASSETS
Current assets:
Cash	$4,890	$1,608
Accounts and notes receivable	121,298	111,514
Allowance for doubtful accounts	(743)	(1,000)
Refundable income taxes	238	3,898
Inventories, at lower of cost or market; costs are based on last-in, first-out method except for supplies at average cost:
Finished goods	12,634	11,757
Goods in process	13,064	11,017
Raw materials and supplies	47,031	42,953
Other	8,709	9,295

Total current assets	207,121	191,042

Capital assets:
Buildings, machinery and equipment at cost	1,790,508	1,815,044
Accumulated depreciation	(1,212,279)	(1,186,618)

Costs to be depreciated in future years	578,229	628,426
Plant sites at cost	3,549	3,549

	581,778	631,975

Timber, at cost less depletion	204,450	198,462
Roads, at cost less amortization	8,755	8,967
Timberlands, at cost	25,301	24,807

	238,506	232,236

Total capital assets	820,284	864,211

Pension and other assets	155,169	155,010

Total assets	$1,182,574	$1,210,263

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Payable to bank resulting from checks in transit	$—	$5,115
Trade accounts payable	54,653	48,415
Dividends payable	15,123	—
Advisory fees and REIT-related expenses payable	8,842	1,063
Short-term borrowings	3,700	—
Accrued payroll liabilities	15,843	15,940
Other taxes payable	8,634	6,782
Other accrued liabilities	11,334	17,586
Current portion of long-term debt	3,000	—

Total current liabilities	121,129	94,901

Long-term debt	511,500	428,918

Deferred tax liabilities – net	175,080	205,698

Other liabilities	39,189	36,677

Shareholders’ equity:
Preferred stock; authorized 2,000,000 shares	—	—
Common stock, ascribed value $1.50 per share; authorized 150,000,000 shares; issued 65,750,230 shares	98,625	76,615
Additional paid-in capital	289,413	3,306
Retained earnings (deficit)	(48,335)	364,148
Accumulated other comprehensive loss	(4,027)	—

Total shareholders’ equity	335,676	444,069

Total liabilities and shareholders’ equity	$1,182,574	$1,210,263

Longview Fibre Company Reports Third Quarter Results

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
(thousands)	2006	2005	2006	2005
Cash provided by (used for) operations:
Net income	$21,379	$1,636	$15,861	$17,300
Adjustments to net income for items not requiring (providing) cash:
Depreciation	17,481	18,264	53,646	53,825
Depletion and amortization	2,308	2,574	7,398	8,187
Deferred tax liabilities – net	(25,922)	2,072	(29,116)	6,000
Loss on impairment and disposition of capital assets	10,871	388	10,572	692
Swap gains and debt costs from early extinguishment of debt	—	—	(742)	—
Change in:
Accounts and notes receivable	(3,342)	5,603	(10,041)	(75)
Refundable income taxes	991	(4,675)	3,660	—
Federal income taxes payable	—	2,700	—	2,700
Inventories	(4,131)	3,089	(7,002)	(1,160)
Other	(1,609)	(1,287)	586	(196)
Pension and other noncurrent assets	3,183	(1,313)	1,990	(2,780)
Trade accounts payable and accrued liabilities	4,537	(9,276)	1,770	(1,134)
Advisory fees and REIT-related expenses payable	(874)	—	7,779	—
Other liabilities	179	163	614	(443)

Cash provided by operations	25,051	19,938	56,975	82,916

Cash provided by (used for) investing:
Additions to: Plant and equipment	(4,971)	(7,069)	(16,984)	(24,086)
Timber and timberlands	(10,476)	(1,295)	(14,526)	(8,191)
Proceeds from sale of capital assets	3,362	201	3,792	2,134

Cash used for investing	(12,085)	(8,163)	(27,718)	(30,143)

Cash provided by (used for) financing:
Additions to long-term debt	75,000	48	314,086	144
Payments of long-term debt	(14,000)	—	(229,000)	—
Short-term borrowings, net	3,700	(8,000)	3,700	(51,000)
Debt issue costs	—	—	(4,542)	—
Payable to bank resulting from checks in transit	—	(2,416)	(5,115)	838
Cash dividends paid	(92,335)	(1,022)	(105,104)	(3,065)

Cash used for financing	(27,635)	(11,390)	(25,975)	(53,083)

Change in cash position	(14,669)	385	3,282	(310)
Cash position, beginning of period	19,559	1,570	1,608	2,265

Cash position, end of period	$4,890	$1,955	$4,890	$1,955